SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, S.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 27, 2005

AZZ incorporated

(Exact name of Registrant as specified in its charter)

TEXAS	1-12777	75-0948250
(State or Other Jurisdiction of Incorporation or Organization)	Commission File No.	(I.R.S. Employer Identification Number)

University Center 1, Suite 200

1300 South University Drive

Fort Worth, TX 76107

(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, including Area Code: (817) 810-0095

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 27, 2005, AZZ incorporated entered into an amendment (the “Fifth Amendment”) to its Amended and Restated Revolving and Term Credit Agreement dated as of November 1, 2001 (as since amended the “Credit Agreement”) with Bank of America, N. A. which amended certain terms and provisions of the Credit Agreement by revising the Applicable Margin Table which governs pricing and revising the provisions of various financial covenants.

As amended by the Fifth Amendment, the Credit Agreement provides an applicable margin of from 1.00% to 1.75% over the Eurodollar Rate, 0% to 0.375% over the Base Rate and Commitment Fees ranging from 0.20% to 0.375% depending on our Leverage Ratio (as defined). The Amendment also increases our maximum leverage ratio covenant to 3.0:1.0 and reduces our minimum fixed charge coverage ratio to 1:10:1 until February 27, 2007 and 1:15:1 thereafter.

A copy of the Fifth Amendment is included as an exhibit to this Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an
Off-Balance Sheet Arrangement of a Registrant.

In connection with the Fifth Amendment, we exercised the option under the Credit Agreement to increase the maximum amount available for revolving credit borrowings from $20 million to $30 million.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits 10.1 – Fifth Amendment to Amended and Restated Revolving and Term Loan Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZ incorporated

Date:	May 31, 2005	By:	/s/ Dana Perry
Dana Perry, Senior Vice President Finance, Chief Financial Officer